Exhibit 14.1

CODE OF ETHICS AND BUSINESS CONDUCT FOR OFFICERS, DIRECTORS AND EMPLOYEES OF CHINA CARBON GRAPHITE GROUP, INC.

A goal of China Carbon Graphite Group, Inc. (the “Company”) and its subsidiaries is to promote professional and ethical conduct with respect to its business practices worldwide. This code provides ethical standards to which all of our executive officers, including our principal executive, financial and accounting officers, our directors, our financial managers and all employees are expected to adhere and promote regarding individual and peer responsibilities, and responsibilities to other employees, the Company, the public and other stakeholders.

1. TREAT IN AN ETHICAL MANNER THOSE TO WHOM WE HAVE AN OBLIGATION

We are committed to honesty, just management, fairness, providing a safe and healthy environment free from the fear of retribution, and respecting the dignity due everyone.

For the communities in which we live and work we are committed to observe sound environmental business practices and to act as concerned and responsible neighbors, reflecting all aspects of good citizenship.

For our shareholders we are committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.

For our suppliers and partners we are committed to fair competition and the sense of responsibility required of a good customer and teammate.

2. PROMOTE A POSITIVE WORK ENVIRONMENT

All employees want and deserve a workplace where they feel respected, satisfied, and appreciated. We respect cultural diversity and will not tolerate harassment or discrimination of any kind -- especially involving race, color, religion, gender, age, national origin, disability, and veteran or marital status.

Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship permits us the opportunity to achieve excellence in our workplace. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, our executives and management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in all of us. Supervisors must be careful in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior.

3. PROTECT YOURSELF, YOUR FELLOW EMPLOYEES, AND THE WORLD WE LIVE IN

We are committed to providing a drug-free, safe and healthy work environment, and to observing environmentally sound business practices. We will strive, at a minimum, to do no harm and where possible, to make the communities in which we work a better place to live. Each of us is responsible for compliance with environmental, health and safety laws and regulations.

4. KEEP ACCURATE AND COMPLETE RECORDS

We must maintain accurate and complete Company records. Transactions between the Company and outside individuals and organizations must be promptly and accurately entered in our books in accordance with generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. It will not be tolerated and will result in disciplinary action.

5. OBEY THE LAW

We will conduct our business in accordance with all applicable laws and regulations. Compliance with the law does not comprise our entire ethical responsibility. Rather, it is a minimum, absolutely essential condition for performance of our duties. In conducting business, we shall:

A. STRICTLY ADHERE TO ALL COMPETITION LAWS

Officer, directors and employees must strictly adhere to all antitrust and related competition and antimonopoly laws. Such laws exist in the United States, China and other countries where the Company may conduct business. These laws prohibit practices in restraint of trade such as price fixing and boycotting suppliers or customers. They also bar pricing intended to run a competitor out of business; disparaging, misrepresenting, or harassing a competitor; stealing trade secrets; bribery; and kickbacks.

B. STRICTLY COMPLY WITH ALL SECURITIES LAWS

In our role as a publicly owned company, we must always be alert to and comply with the securities laws and regulations of the United States, China, and other countries where the Company may conduct its business.

C. DO NOT ENGAGE IN SPECULATIVE OR INSIDER TRADING

United States law and Company policy prohibits officers, directors and employees, directly or indirectly through their families or others, from purchasing or selling company stock while in the possession of material, non-public information concerning the Company. This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information. To avoid even the appearance of impropriety, Company policy also prohibits officers, directors and employees from trading options on the open market in Company stock under any circumstances.

Material, non-public information is any information that could reasonably be expected to affect the price of a stock. If an officer, director or employee is considering buying or selling a stock because of inside information they possess, they should assume that such information is material. It is also important for the officer, director or employee to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, officers, directors and employees should always carefully consider how their trades would look from this perspective.

Two simple rules can help protect you in this area: (1) Don't use non-public information for personal gain. (2) Don't pass along such information to someone else who has no need to know.

This guidance also applies to the securities of other companies for which you receive information in the course of your employment.

D. BE TIMELY AND ACCURATE IN ALL PUBLIC REPORTS

As a public company, we must be fair and accurate in all reports filed with the United States Securities and Exchange Commission. Our officers, directors and management are responsible for ensuring that all reports are filed in a timely manner and that they fairly present the financial condition and operating results of the Company.

Securities laws are vigorously enforced. Violations may result in severe penalties including significant fines against the Company. There may also be sanctions against individual employees including substantial fines and prison sentences.

The Chief Executive Officer and Chief Financial Officer will certify to the accuracy of reports filed with the SEC in accordance with the Sarbanes-Oxley Act of 2002. Officers and Directors who knowingly or willingly make false certifications may be subject to criminal penalties or sanctions including fines and imprisonment.

6. AVOID CONFLICTS OF INTEREST

Our officers, directors and employees have an obligation to give their complete loyalty to the best interests of the Company. They should avoid any action that may involve, or may appear to involve, a conflict of interest with the company. Officers, directors and employees should not have any financial or other business relationships with suppliers, customers or competitors that might impair, or even appear to impair, the independence of any judgment they may need to make on behalf of the Company.

HERE ARE SOME WAYS A CONFLICT OF INTEREST COULD ARISE:

- Employment by a competitor, or potential competitor, regardless of the nature of the employment, while employed by us.

- Acceptance of gifts, payment, or services from those seeking to do business with us.

- Placement of business with a firm owned or controlled by an officer, director or employee or his/her family.

- Ownership of, or substantial interest in, a company that is a competitor, client or supplier.

- Acting as a consultant to one of our customers, clients or suppliers.

- Seeking the services or advice of an accountant or attorney who has provided services to us.

Officers, directors and employees are under a continuing obligation to disclose any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and the Company. Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

7. COMPETE ETHICALLY AND FAIRLY FOR BUSINESS OPPORTUNITIES

We must comply with the laws and regulations that pertain to the acquisition of goods and services. We will compete fairly and ethically for all business opportunities. In circumstances where there is reason to believe that the release or receipt of non-public information is unauthorized, do not attempt to obtain and do not accept such information from any source.

If you are involved in Company transactions, you must be certain that all statements, communications, and representations are accurate and truthful.

8. AVOID ILLEGAL AND QUESTIONABLE GIFTS OR FAVORS

The sale and marketing of our products and services should always be free from even the perception that favorable treatment was sought, received, or given in exchange for the furnishing or receipt of business courtesies. Our officers, directors and employees will neither give nor accept business courtesies that constitute, or could be reasonably perceived as constituting, unfair business inducements or that would violate law, regulation or policies of the Company, or could cause embarrassment to or reflect negatively on the Company's reputation.

9. MAINTAIN THE INTEGRITY OF CONSULTANTS, AGENTS, AND REPRESENTATIVES

Business integrity is a key standard for the selection and retention of those who represent us. Agents, representatives and consultants must certify their willingness to comply with the Company's policies and procedures and must never be retained to circumvent our values and principles. Paying bribes or kickbacks, engaging in industrial espionage, obtaining the proprietary data of a third party without authority, or gaining inside information or influence are just a few examples of what could give us an unfair competitive advantage and could result in violations of law.

10. PROTECT PROPRIETARY INFORMATION

Proprietary Company information may not be disclosed to anyone without proper authorization. Keep proprietary documents protected and secure. In the course of normal business activities, suppliers, customers and competitors may sometimes divulge to you information that is proprietary to their business. Respect these confidences.

11. OBTAIN AND USE COMPANY ASSETS WISELY

Personal use of Company property must always be in accordance with corporate policy. Proper use of Company property, information resources, material, facilities and equipment is your responsibility. Use and maintain these assets with the utmost care and respect, guarding against waste and abuse, and never borrow or remove Company property without management's permission.

12. FOLLOW THE LAW AND USE COMMON SENSE IN POLITICAL CONTRIBUTIONS AND ACTIVITIES

We encourage our employees to become involved in civic affairs and to participate in the political process. Employees must understand, however, that their involvement and participation must be on an individual basis, on their own time and at their own expense. United States law prohibits corporations from donating corporate funds, goods, or services, directly or indirectly, to candidates for governmental offices either in the United States or China -- this includes employees' work time. Local and state/provincial laws also govern political contributions and activities as they apply to their respective jurisdictions.

13. BOARD COMMITTEES.

The Company’s Audit Committee shall be empowered to enforce the Company’s Code of Ethics. The Audit Committee will report to the Board of Directors at least once each year regarding the general effectiveness of the Company's Code of Conduct, the Company's controls and reporting procedures and the Company's business conduct.

14. DISCIPLINARY MEASURES.

The Company shall consistently enforce its Code of Conduct through appropriate means of discipline. Violations of the Code shall be promptly reported to the Audit Committee. Pursuant to procedures adopted by it, the Audit Committee shall determine whether violations of the Code have occurred and, if so, shall determine the disciplinary measures to be taken against any employee or agent of the Company who has so violated the Code.

Any information you may have concerning any violation of this Code of Conduct should be brought to the attention of the Audit Committee. If you provide information to the Audit Committee, it will be treated in confidence. Communications to the Audit Committee should be sent to the attention of one of the Audit Committee Representatives. The Audit Committee Representatives shall be the chairman of the audit committee and one other member of the audit committee who is designated for that purpose by the audit committee. The names and contact information for initial Audit Committee Representatives is set forth on Exhibit A. A copy of this Code of Conduct will be maintained on our website at www.chinawindsystems.com. The Code of Conduct on our website will include the names of and contact information for the Audit Committee Representatives.

The disciplinary measures, which may be invoked at the discretion of the Audit Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against employees or agents for reporting violations or violators.

Exhibit A

Names and Contact Information for Audit Committee Representatives

1.	Yizhao Zhang, Chairman of Audit Committee
Address: Room 902, #60 Fangcun Avenue East, Fangli Garden
 Guangzhou, Guangdong, China 510380
Phone: (86)13510460619
Email: zhangyizhao@hotmail.com

2.	Hongbo Liu
Address:  Hunan University, School of Material Science and Engineering,
   Lushan South Road, Yuelu District, Changsha City,
   Hunan Province, People’s Republic of China 410082
Phone:
Email:

3.	John Chen
Address:  Kuntai International Mansion Building, Suite 2315
                                  Yi No. 12 Chaowai Avenue
                                  Chaoyang District, Beijing, China 100020
Phone: 86-13910177819
Email:

China Carbon Graphite Group, Inc.

ETHICS HOTLINE/WHISTLEBLOWER PROGRAM
职业准则连线/告发者政策（计划）

CHINA CARBON GRAPHITE GROUP, INC.

ETHICS HOTLINE/WHISTLEBLOWER PROGRAM
职业准则连线/告发者政策(计划)

TO:                      All Employees of China Carbon Graphite Group, Inc. (the “Company”)
所有China Carbon Graphite Group, Inc.（称“公司”）职员

FROM:                      The Board of Directors, China Carbon Graphite Group, Inc.
公司董事会

Introduction:   Briefly stated, this is a program established to provide any and all employees a confidential method to report any incidents which they believe may be illegal or improper financial, auditing or accounting conduct, any violation of the Company’s Code of Conduct or other unethical behavior.  This program is administered and overseen by the Company’s general counsel and Audit Committee and has been approved the Company’s Board of Directors.
简介: 该规划提供给职工一种保密方式，好让职工报告任何可疑的非法或不正当的财政，审计，或会计行为，或任何违反公司行为守则等不道德行为。该规划已获得公司董事会审批，由公司首席法律顾问与审计委员会执行监管。

Purpose of Program:    Under the Sarbanes-Oxley Act of 2002, the audit committee of a company, such as China Carbon Graphite Group, Inc., which is a registered under the Securities Exchange Act of 1934, is required to established procedures for (1) receiving and retaining information about, and treating alleged incidents involving the company regarding accounting, internal accounting controls or auditing matter and (2) the confidential, anonymous submission of concerns by employees about questionable accounting or auditing matters.
规划目的：据萨班斯-奥克斯利法案的法规下，以美国1934年证券交易法注册的公司必须建立一个审计委员会，并建立适当程序 （1）收集，处理有关被告可疑的公司会计，内控或审计行为的资料； 及（2）收集可以审计，会计行为的保密，匿名职工报告。

Your Right to Report:   If you know or believe that any person in the Company is doing anything which is illegal or improper with respect to financial, accounting, auditing or following proper procedures, you are encouraged to report the matter to the parties designated below.  The misconduct in question could range from stealing, embezzlement, bribing or taking bribes, to improper recording or reporting, or the improper withholding of information.  If you are in doubt as to whether or not to report an incident, report it.
报告事件的权利：如果你知道或怀疑任何职工犯了非法或不正当的财政，审计，会计或其他不正当行为，公司鼓励您向以下的人报告该事件。不正当行为包括偷窃，贪污，贿赂，做不当纪录或不当隐秘资料。如果您不确定是否应该报事件，应当报。

In addition to reporting matters of the type indicated above, you have the right to report or communicate concerns, about actual or potential violations of the Company’s Code of Conduct, including unethical behavior and actual or suspected fraud.
除了以上烈的行为以外，您有权利通报违反公司道德守则的存在或潜在事件，包括不道德及欺诈行为。

You also have the right to obtain advice before making decisions in the course of your work that appear to have significant legal or ethical implications.
您有权利做有重要法律或道德影响的决定之前，先询他人的忠告。

Person to Contact:    You may discuss your concerns with supervisors, management, or our personnel department, as you think is most appropriate.  If you want to discuss your concerns with an outside director, who is not employed by us, all communications should be sent to the attention of one of the Company’s Audit Committee Representatives.  The Audit Committee Representatives shall be the chairman of the audit committee and one other member of the audit committee who is designated for that purpose by the audit committee.  The names and contact information for initial Audit Committee Representatives is set forth on Exhibit A.  A copy of our Code of Conduct will be maintained on our website at www.chinawindsystems.com.  The Code of Conduct on our website will include the names of and contact information for the Audit Committee Representatives.
联络人：您可以跟上司，管理层，或人资部门商量您的懮虑。如果您想跟非职员的独立董事商谈，请联络公司审计委员会代表人（审计委员会主席与另外一名委员）。这些代表人的名字，联络资料提供在附件A。另外，公司道德守则会登在公司网站上（www.chinawindsystems.com），也会包含审计委员会代表人的名字和联络资料。

Confidentiality: Your name will be kept confidential by the person you contact.  You also have the right to make reports anonymously.  No retribution will be taken against an employee making a report under this program.
保密政策：您联络的人会保密您的名字；您也可以用匿名的方式报事件。据该计划报告的职工不会受到任何报应。

Access to Reports and Records and Disclosure of Investigation Results: All reports and records associated with employee reports submitted under this program (“Whistleblower Reports”) are considered confidential information and access will be restricted to members of the Audit Committee, the Company’s legal department and employees of the Company or outside counsel involved in investigating a Whistleblower Report as contemplated by these procedures.  Access to reports and records may be granted to other parties at the discretion of the Audit Committee.    In the event that the Company contracts with a third party to handle complaints or any part of the complaint process, the third party will comply with these policies and procedures.

索取报告，宣报调查结果：所有关于职工在该计划下提交的报告和记录（称“告发者报告”）属于保密信息，只有公司审计委员会，法律部门，或协助调查告发者报告的职员或顾问。如果公司顾第三者处理报告程序，第三者也应遵守该政策程序。

Whistleblower Reports and any resulting investigations, reports or resulting actions generally will not be disclosed to the public except as required by any legal requirements or regulations or by any corporate policy in place at the time.
除了符合当时实效的法律法规或公司政策规定之外，告发者报告和任何调查或诉讼不会公开披露。

Follow-Up: If you do not believe appropriate remedial action has been taken, you may report directly to our outside special counsel, Asher S. Levitsky P.C.  Mr. Levitsky can be contacted at:
追踪：如果您认为公司没有采取适当的反应，您可以报事件给公司的特别法律顾问，Asher S. Levitsky先生，以下是他的联络方式：

Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 981-6767
Fax: (212) 930-9725
E-mail: alevitsky@srff.com

Non-exclusive:  This program is designed to give you a special protected way to discuss matters of concern confidentially or anonymously, but is not your exclusive method.
非独家性：该计划既是一种特别保护方式，好让您保密或匿名的讨论事情，但并非是您唯一的披露方式。

The undersigned employee acknowledges that he or she has received a copy of the China Carbon Graphite Group, Inc. Ethics Hotline/Whistleblower Program.  A copy of this policy will be available on the Company website  at www.chinacarboninc.com.
以下签名的职员确认他已收到公司职业准则连线/告发者政策一份，一份也会登在公司网站www.chinacarboninc.com.

Name 名字	Date 日期

EXHIBIT A
附件A

Names and Contact Information for Audit Committee Representatives
审计委员会代表人的联络资料

1.	Yizhao Zhang, Chairman of Audit Committee
Address: Room 902, #60 Fangcun Avenue East, Fangli Garden
   Guangzhou, Guangdong, China 510380
Phone: (86)13510460619
Email: zhangyizhao@hotmail.com

2.	Hongbo Liu
Address:  Hunan University, School of Material Science and Engineering,
     Lushan South Road, Yuelu District, Changsha City,
     Hunan Province, People’s Republic of China 410082
Phone:
Email:

3.	John Chen
Address:  Kuntai International Mansion Building, Suite 2315
                                      Yi No. 12 Chaowai Avenue
                                      Chaoyang District, Beijing, China 100020
Phone: 86-13910177819
Email: